Columbia Financial, Inc. Announces Financial Results
for the Second Quarter Ended June 30, 2024

Fair Lawn, New Jersey (July 31, 2024): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $4.5 million, or $0.04 per basic and diluted share, for the quarter ended June 30, 2024, as compared to $1.7 million, or $0.02 per basic and diluted share, for the quarter ended June 30, 2023. The income for the quarter ended June 30, 2024 reflected higher non-interest income, mainly due to the 2023 period including a $9.6 million loss on securities transactions, and lower non-interest expense, partially offset by lower net interest income, mainly due to an increase in interest expense, higher provision for credit losses and higher income tax expense. For the quarter ended June 30, 2024, the Company reported core net income of $5.3 million, a decrease of $6.5 million, or 54.9%, compared to core net income of $11.7 million for the quarter ended June 30, 2023.
For the six months ended June 30, 2024, the Company reported net income of $3.4 million, or $0.03 per basic and diluted share, as compared to $20.4 million, or $0.20 per basic and diluted share, for the six months ended June 30, 2023. Earnings for the six months ended June 30, 2024 reflected lower net interest income, mainly due to an increase in interest expense, a higher provision for credit losses and higher non-interest expense, partially offset by higher non-interest income and lower income tax expense. Non-interest income for the 2023 period included a $10.8 million loss on securities transactions.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “The second quarter results showed improvement over the first quarter despite continuing pressure on funding costs. Our net interest margin increased 6 basis points over the first quarter of 2024 and we believe net interest margin expansion and expense management will improve earnings on a go forward basis. The Company's balance sheet, asset quality and capital remain strong, and we have maintained a stable, diversified deposit base and abundant liquidity. During the quarter, the Bank also expanded its presence in southern New Jersey by opening a new branch in the city of Camden."
Results of Operations for the Three Months Ended June 30, 2024 and June 30, 2023
Net income of $4.5 million was recorded for the quarter ended June 30, 2024, an increase of $2.9 million, or 172.8%, compared to $1.7 million for the quarter ended June 30, 2023. The increase in net income was primarily attributable to a $9.7 million increase in non-interest income, mainly due to the 2023 period including a $9.6 million loss on securities transactions, and a $1.4 million decrease in non-interest expense, partially offset by a $7.1 million decrease in net interest income, and a $1.1 million increase in provision for credit losses.
Net interest income was $44.1 million for the quarter ended June 30, 2024, a decrease of $7.1 million, or 13.8%, from $51.2 million for the quarter ended June 30, 2023. The decrease in net interest income was primarily attributable to a $24.2 million increase in interest expense on deposits and borrowings, partially offset by a $17.1 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases that occurred over the previous year, and adjustable rate securities and loans tied to various indexes that repriced higher in the 2024 period. The increase in interest expense on deposits was driven by these same rate increases and an increase in the average balance of interest-bearing deposits, coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by an increase in the average balance of borrowings and the increase in interest rates for new borrowings. Prepayment penalties, which are included in interest income on loans, totaled $436,000 for the quarter ended June 30, 2024, compared to $116,000 for the quarter ended June 30, 2023.
The average yield on loans for the quarter ended June 30, 2024 increased 57 basis points to 4.93%, as compared to 4.36% for the quarter ended June 30, 2023, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended June 30, 2024 increased 56 basis points to 2.89%, as compared to 2.33% for the quarter ended June 30, 2023, as new securities purchased during the 2024 period were at higher rates. The average yield on other interest-earning assets for the quarter ended June 30, 2024 increased 22 basis points to 6.30%, as compared to 6.08% for the quarter ended June 30, 2023, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.

Total interest expense was $69.2 million for the quarter ended June 30, 2024, an increase of $24.2 million, or 53.8%, from $45.0 million for the quarter ended June 30, 2023. The increase in interest expense was primarily attributable to a 124 basis point increase in the average cost of interest-bearing deposits, coupled with an increase in the average balance of interest-bearing deposits, along with a 20 basis point increase in the average cost of borrowings, coupled with an increase in the average balance of borrowings. Interest expense on deposits increased $21.1 million, or 73.4%, and interest expense on borrowings increased $3.1 million, or 19.2%.
The Company's net interest margin for the quarter ended June 30, 2024 decreased 36 basis points to 1.81%, when compared to 2.17% for the quarter ended June 30, 2023. The weighted average yield on interest-earning assets increased 57 basis points to 4.64% for the quarter ended June 30, 2024, as compared to 4.07% for the quarter ended June 30, 2023. The average cost of interest-bearing liabilities increased 107 basis points to 3.49% for the quarter ended June 30, 2024, as compared to 2.42% for the quarter ended June 30, 2023. The increase in yields for the quarter ended June 30, 2024 was due to the impact of market interest rate increases between periods. The net interest margin decreased for the quarter ended June 30, 2024, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets. The Company's net interest margin for the quarter ended June 30, 2024 when compared to the quarter ended March 31, 2024 increased 6 basis points from 1.75% to 1.81%.
The provision for credit losses for the quarter ended June 30, 2024 was $2.2 million, an increase of $1.1 million, from $1.1 million for the quarter ended June 30, 2023. The increase in provision for credit losses during the quarter was primarily attributable to net charge-offs totaling $533,000 and an increase in quantitative loss rates.
Non-interest income was $9.2 million for the quarter ended June 30, 2024, an increase of $9.7 million, from $(546,000) for the quarter ended June 30, 2023. The increase was primarily attributable to a decrease in the loss on securities transactions of $9.6 million.
Non-interest expense was $46.2 million for the quarter ended June 30, 2024, a decrease of $1.4 million, from $47.6 million for the quarter ended June 30, 2023. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $4.8 million, partially offset by an increase in professional fees of $2.1 million, and an increase in merger expenses of $426,000. The decrease in compensation and employee benefits expense was the result of workforce reduction and other related employee expense cutting strategies implemented during 2023 and 2024. Professional fees included an increase in legal, regulatory and compliance-related costs.
Income tax expense was $279,000 for the quarter ended June 30, 2024, an increase of $22,000, as compared to income tax expense of $257,000 for the quarter ended June 30, 2023, mainly due to an increase in pre-tax income. The Company's effective tax rate was 5.8% and 13.4% for the quarters ended June 30, 2024 and 2023, respectively. The effective tax rate for the 2024 period was primarily impacted by permanent income tax differences, and the effective tax rate for the 2023 period was primarily impacted by the loss on the sale of securities.
Results of Operations for the Six Months Ended June 30, 2024 and June 30, 2023
Net income of $3.4 million was recorded for the six months ended June 30, 2024, a decrease of $17.0 million, or 83.4%, compared to $20.4 million for the six months ended June 30, 2023. The decrease in net income was primarily attributable to a $25.7 million decrease in net interest income, a $6.2 million increase in provision for credit losses, and a $397,000 increase in non-interest expense, partially offset by a $9.1 million increase in non-interest income and a $6.2 million decrease in income tax expense.
Net interest income was $86.3 million for the six months ended June 30, 2024, a decrease of $25.7 million, or 23.0%, from $112.0 million for the six months ended June 30, 2023. The decrease in net interest income was primarily attributable to a $58.6 million increase in interest expense on deposits and borrowings, partially offset by a $32.9 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases that occurred over the previous year and adjustable rate securities and loans tied to various indexes that repriced higher in the 2024 period. The increase in interest expense on deposits was driven by these same rate increases coupled with intense competition for deposits in the market, an increase in average balances of deposits, and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by an increase in the average balance of borrowings and the increase in interest rates for new borrowings. Prepayment penalties, which are included in interest income on loans, totaled $703,000 for the six months ended June 30, 2024, compared to $315,000 for the six months ended June 30, 2023.
The average yield on loans for the six months ended June 30, 2024 increased 56 basis points to 4.86%, as compared to 4.30% for the six months ended June 30, 2023, as interest income was influenced by higher interest rates and loan growth. The average yield on securities for the six months ended June 30, 2024 increased 33 basis points to 2.77%, as compared to 2.44% for the six months ended June 30, 2023, as a number of adjustable rate securities tied to various indexes repriced higher during the six months, and new securities purchased during the 2024 period were at higher yields. The average yield on other interest-earning assets for the six months ended June 30, 2024 increased 93 basis points to 6.19%, as compared to 5.26% for the six months ended June 30, 2023, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.
Total interest expense was $135.6 million for the six months ended June 30, 2024, an increase of $58.6 million, 76.1%, from $77.0 million for the six months ended June 30, 2023. The increase in interest expense was primarily attributable to a 157 basis point increase in the average cost of interest-bearing deposits, coupled with an increase in the average balance of interest-bearing deposits, along with a 29 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings. Interest expense on deposits increased $52.4 million, or 114.4%, and interest expense on borrowings increased $6.2 million, or 19.9%.
The Company's net interest margin for the six months ended June 30, 2024 decreased 59 basis points to 1.78%, when compared to 2.37% for the six months ended June 30, 2023. The weighted average yield on interest-earning assets increased 57 basis points to 4.57% for the six months ended June 30, 2024, as compared to 4.00% for the six months ended June 30, 2023. The average cost of interest-bearing liabilities increased 136 basis points to 3.44% for the six months ended June 30, 2024, as compared to 2.08% for the six months ended June 30, 2023. The increase in yields for the six months ended June 30, 2024 was due to the impact of market interest rate increases between periods. The net interest margin decreased for the six months ended June 30, 2024, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the six months ended June 30, 2024 was $7.5 million, an increase of $6.2 million, from $1.3 million for the six months ended June 30, 2023. The increase in provision for credit losses during the six months was primarily attributable to net charge-offs totaling $5.5 million and an increase in quantitative loss rates.
Non-interest income was $16.6 million for the six months ended June 30, 2024, an increase of $9.1 million, from $7.5 million for the six months ended June 30, 2023. The increase was primarily attributable to a decrease in the loss on securities transactions of $9.6 million.
Non-interest expense was $91.9 million for the six months ended June 30, 2024, an increase of $397,000, from $91.5 million for the six months ended June 30, 2023. The increase was primarily attributable to an increase in federal deposit insurance premiums of $1.8 million, due to the 2024 period including an increase in a one-time special assessment charge, an increase in professional fees of $4.9 million, and an increase in other non-interest expense of $888,000, partially offset by a decrease in compensation and employee benefits expense of $8.4 million. Professional fees included an increase in legal, regulatory and compliance-related costs. The decrease in compensation and employee benefits expense was the result of workforce reduction and other related employee expense cutting strategies implemented during 2023 and 2024.
Income tax expense was $150,000 for the six months ended June 30, 2024, a decrease of $6.2 million, as compared to income tax expense of $6.4 million for the six months ended June 30, 2023, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 4.2% and 23.9% for the six months ended June 30, 2024 and 2023, respectively. The effective tax rate for the 2024 period was also impacted by permanent income tax differences.
Balance Sheet Summary
Total assets increased $118.0 million, or 1.1%, to $10.8 billion at June 30, 2024 as compared to December 31, 2023. The increase in total assets was primarily attributable to an increase in debt securities available for sale of $169.9 million, an increase in debt securities held to maturity of $10.1 million, and an increase in other assets of $15.9 million, partially offset by a decrease in cash and cash equivalents of $32.1 million, and a decrease in loans receivable, net, of $57.5 million.
Cash and cash equivalents decreased $32.1 million, or 7.6%, to $391.1 million at June 30, 2024 from $423.2 million at December 31, 2023. The decrease was primarily attributable to purchases of debt securities available for sale of $246.2 million, repurchases of common stock under our stock repurchase program of $5.9 million and a decrease in total deposits of $65.0 million, partially offset by proceeds from principal repayments on securities of $59.5 million, and repayments on loans receivable.
Debt securities available for sale increased $169.9 million, or 15.5%, to $1.3 billion at June 30, 2024 from $1.1 billion at December 31, 2023. The increase was attributable to the purchases of debt securities available for sale of $246.2 million, consisting primarily of U.S. government obligations and mortgage-backed securities, partially offset by repayments on securities of $53.0 million, maturities of securities of $10.0 million, an increase in the gross unrealized loss on securities of $8.8 million, and the sale of one corporate debt security with a carrying value of $4.8 million, resulting in a loss of $1.3 million.
Loans receivable, net, decreased $57.5 million, or 0.7%, with a balance of $7.8 billion at both June 30, 2024 and December 31, 2023. One-to-four family real estate loans, commercial real estate loans, and home equity loans and advances decreased $28.7 million, $60.8 million, and $6.2 million, respectively, partially offset by increases in construction loans of $19.8 million and commercial business loans of $21.7 million. The allowance for credit losses for loans increased $2.0 million to $57.1 million at June 30, 2024 from $55.1 million at December 31, 2023.
Total liabilities increased $111.6 million, or 1.2%, to $9.7 billion at June 30, 2024 as compared to $9.6 billion at December 31, 2023. The increase was primarily attributable to an increase in borrowings of $155.2 million, or 10.2%, and an increase in accrued expenses and other liabilities of $17.1 million, or 9.2%, partially offset by a decrease in total deposits of $65.0 million, or 0.8%. The $155.2 million increase in borrowings was primarily driven by a net increase in short-term borrowings of $15.2 million and an increase in long-term borrowings of $210.0 million, partially offset by repayments of $70.0 million in maturing long-term borrowings. The $17.1 million increase in accrued expenses and other liabilities was primarily attributable to an $18.3 million net increase in balances related to our interest rate swap program. The decrease in total deposits primarily consisted of decreases in non-interest-bearing demand deposits, interest-bearing demand deposits, money market accounts, and savings and club accounts of $31.9 million, $62.0 million, $8.9 million, and $27.3 million, respectively, partially offset by an increase in certificates of deposit of $65.1 million.
Total stockholders’ equity increased $6.4 million, or 0.6%, with a balance of $1.0 billion at both June 30, 2024 and December 31, 2023. The increase in total stockholders' equity was primarily attributable to net income of $3.4 million, a $4.3 million increase in stock based compensation and an increase of $3.3 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income. These increases were partially offset by the repurchase of 365,116 shares of common stock at a cost of approximately $5.9 million, or $16.14 per share, under our stock repurchase program. Repurchases have been paused in order to retain capital.
Asset Quality
The Company's non-performing loans at June 30, 2024 totaled $25.3 million, or 0.33% of total gross loans, as compared to $12.6 million, or 0.16% of total gross loans, at December 31, 2023. The $12.7 million increase in non-performing loans was primarily attributable to an increase in non-performing one-to-four family real estate loans of $2.6 million, an increase in non-performing commercial real estate loans of $5.3 million, and an increase in non-performing commercial business loans of $4.8 million. One borrower with an outstanding $5.7 million commercial real estate loan and a related $2.6 million commercial business loan was placed on non-accrual status, representing approximately 66% of the increase in non-performing loans, during the 2024 period. The borrower is a healthcare facility that is in the process of being acquired. The Company has the first lien on the healthcare facility which has a 2024 appraised value of approximately $18.5 million along with additional collateral. The acquiring entity, which has strong cash flow, has partially guaranteed the commercial business loan and has provided cash collateral. One commercial real estate loan for $2.0 million secured by a medical condominium was transferred to other real estate owned in May 2024, and a related commercial business loan to the same borrower for $54,000 was charged-off during the quarter ended June 30, 2024.

The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 17 non-performing loans at December 31, 2023 to 21 loans at June 30, 2024. Non-performing assets as a percentage of total assets totaled 0.25% and 0.12% at June 30, 2024 and December 31, 2023, respectively.
For the quarter ended June 30, 2024, net charge-offs totaled $533,000, as compared to $495,000 in net charge-offs recorded for the quarter ended June 30, 2023. For the six months ended June 30, 2024, net charge-offs totaled $5.5 million, as compared to $600,000 in net charge-offs recorded for the six months ended June 30, 2023. Net charge-offs recorded for the six months ended June 30, 2024 included charge-offs related to seven commercial business loans totaling $5.6 million. Three of the seven loans represented $4.9 million of charge-offs and two of these borrowers continue making monthly payments. Management expects some additional recoveries from these borrowers on a go forward basis.

The Company's allowance for credit losses on loans was $57.1 million, or 0.73% of total gross loans, at June 30, 2024, compared to $55.1 million, or 0.70% of total gross loans, at December 31, 2023.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 68 branches. With over 216,000 accounts, the average deposit account balance was approximately $36,000 at June 30, 2024.

The Company had uninsured deposits totaling $2.1 billion at June 30, 2024 and $1.9 billion at March 31, 2024, excluding municipal deposits of $831.2 million and $826.5 million, respectively, which are collateralized, and intercompany deposits of $13.8 million at June 30, 2024 compared to $3.5 billion at March 31, 2024, a decrease of 99.6%. Intercompany deposits significantly decreased as the Company dissolved subsidiaries during the quarter ended June 30, 2024.

The Company had uninsured deposits as summarized below:

	At June 30, 2024	At March 31, 2024
	(Dollars in thousands)

Uninsured deposits	$2,070,601	$1,888,443
Uninsured deposits to total deposits	26.6%	24.1%

Deposit balances are summarized as follows:

	At June 30, 2024		At March 31, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,405,441	—%	$1,415,909	—%
Interest-bearing demand	1,904,483	2.37	1,929,490	2.23
Money market accounts	1,246,663	3.17	1,228,098	3.26
Savings and club deposits	673,031	0.83	687,303	0.73
Certificates of deposit	2,551,929	4.34	2,568,603	4.20
Total deposits	$7,781,547	2.56%	$7,829,403	2.50%

The Company continues to maintain strong liquidity and capital positions. The Company had no outstanding borrowings from the Federal Reserve Discount Window at June 30, 2024. As of June 30, 2024, the Company had immediate access to approximately $2.3 billion of funding, with additional unpledged loan collateral in excess of $1.6 billion.

At June 30, 2024, the Company's non-performing commercial real estate loans totaled $8.1 million, or 0.10%, of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At June 30, 2024
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,409,316	18.1%	62.0%	1.61x

Owner Occupied Commercial Real Estate	$699,807	9.0%	55.0%	2.10x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$498,623	6.4%	52.3%	1.59x
Mixed Use	211,550	2.7	58.6	1.61
Industrial / Warehouse	381,154	4.9	55.9	1.70
Non-Medical Office	197,009	2.5	54.8	1.47
Medical Office	126,566	1.6	57.9	1.50
Single Purpose	70,315	0.9	53.1	3.69
Other	131,228	1.7	51.9	1.68
Total	$1,616,445	20.8%	54.7%	1.69x

Total Multifamily and Commercial Real Estate Loans	$3,725,568	48.0%	57.5%	1.74x

As of June 30, 2024, the Company had less than $1.0 million in loan exposure to office or rent stabilized multifamily loans in New York City.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 66 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics,, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2024	2023
Assets	(Unaudited)
Cash and due from banks	$391,004	$423,140
Short-term investments	110	109
Total cash and cash equivalents	391,114	423,249

Debt securities available for sale, at fair value	1,263,459	1,093,557
Debt securities held to maturity, at amortized cost (fair value of $365,344, and $357,177 at June 30, 2024 and December 31, 2023, respectively)	411,300	401,154
Equity securities, at fair value	4,531	4,079
Federal Home Loan Bank stock	87,618	81,022

Loans receivable	7,819,011	7,874,537
Less: allowance for credit losses	57,062	55,096
Loans receivable, net	7,761,949	7,819,441

Accrued interest receivable	41,338	39,345
Office properties and equipment, net	82,547	83,577
Bank-owned life insurance	271,300	268,362
Goodwill and intangible assets	122,102	123,350
Other real estate owned	1,974	—
Other assets	324,358	308,432
Total assets	$10,763,590	$10,645,568

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,781,547	$7,846,556
Borrowings	1,683,899	1,528,695
Advance payments by borrowers for taxes and insurance	47,842	43,509
Accrued expenses and other liabilities	203,568	186,473
Total liabilities	9,716,856	9,605,233

Stockholders' equity:
Total stockholders' equity	1,046,734	1,040,335
Total liabilities and stockholders' equity	$10,763,590	$10,645,568

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$95,252	$84,188	$188,201	$164,478
Debt securities available for sale and equity securities	9,241	6,445	17,026	14,896
Debt securities held to maturity	2,502	2,447	4,871	4,904
Federal funds and interest-earning deposits	4,459	1,801	8,022	2,613
Federal Home Loan Bank stock dividends	1,832	1,262	3,793	2,132
Total interest income	113,286	96,143	221,913	189,023
Interest expense:
Deposits	49,826	28,727	98,244	45,815
Borrowings	19,380	16,265	37,389	31,193
Total interest expense	69,206	44,992	135,633	77,008

Net interest income	44,080	51,151	86,280	112,015

Provision for credit losses	2,194	1,078	7,472	1,253

Net interest income after provision for credit losses	41,886	50,073	78,808	110,762

Non-interest income:
Demand deposit account fees	1,590	1,291	3,003	2,467
Bank-owned life insurance	1,804	1,675	3,584	3,656
Title insurance fees	744	624	1,247	1,211
Loan fees and service charges	1,378	1,325	2,339	2,397
Loss on securities transactions	—	(9,552)	(1,256)	(10,847)
Change in fair value of equity securities	101	162	452	330
Gain on sale of loans	181	(128)	366	663
Other non-interest income	3,382	4,057	6,897	7,651
Total non-interest income	9,180	(546)	16,632	7,528

Non-interest expense:
Compensation and employee benefits	27,659	32,460	55,172	63,618
Occupancy	6,054	5,738	12,027	11,492
Federal deposit insurance premiums	1,879	1,734	4,234	2,423
Advertising	661	786	1,287	1,473
Professional fees	4,509	2,376	9,143	4,251
Data processing and software expenses	3,914	3,601	7,881	7,426
Merger-related expenses	692	266	714	266
Other non-interest expense, net	879	645	1,447	559
Total non-interest expense	46,247	47,606	91,905	91,508

Income before income tax expense	4,819	1,921	3,535	26,782

Income tax expense	279	257	150	6,395

Net income	$4,540	$1,664	$3,385	$20,387

Earnings per share-basic	$0.04	$0.02	$0.03	$0.20
Earnings per share-diluted	$0.04	$0.02	$0.03	$0.20
Weighted average shares outstanding-basic	101,651,511	102,409,035	101,699,126	103,514,169
Weighted average shares outstanding-diluted	101,651,511	102,517,584	101,804,386	103,835,235

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,774,052	$95,252	4.93%	$7,736,029	$84,188	4.36%
Securities	1,633,801	11,743	2.89%	1,527,722	8,892	2.33%
Other interest-earning assets	401,633	6,291	6.30%	202,076	3,063	6.08%
Total interest-earning assets	9,809,486	113,286	4.64%	9,465,827	96,143	4.07%
Non-interest-earning assets	871,525			835,995
Total assets	$10,681,011			$10,301,822

Interest-bearing liabilities:
Interest-bearing demand	$1,948,389	$13,708	2.83%	$2,190,005	$8,486	1.55%
Money market accounts	1,220,774	8,323	2.74%	890,556	5,313	2.39%
Savings and club deposits	674,793	1,370	0.82%	813,904	479	0.24%
Certificates of deposit	2,545,967	26,425	4.17%	2,184,915	14,449	2.65%
Total interest-bearing deposits	6,389,923	49,826	3.14%	6,079,380	28,727	1.90%
FHLB advances	1,576,514	19,219	4.90%	1,344,006	15,808	4.72%
Notes payable	—	—	—%	30,621	307	4.02%
Junior subordinated debentures	7,023	161	9.22%	7,377	150	8.16%
Total borrowings	1,583,537	19,380	4.92%	1,382,004	16,265	4.72%
Total interest-bearing liabilities	7,973,460	$69,206	3.49%	7,461,384	$44,992	2.42%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,416,047			1,539,808
Other non-interest-bearing liabilities	260,107			214,300
Total liabilities	9,649,614			9,215,492
Total stockholders' equity	1,031,397			1,086,330
Total liabilities and stockholders' equity	$10,681,011			$10,301,822

Net interest income		$44,080			$51,151
Interest rate spread			1.15%			1.65%
Net interest-earning assets	$1,836,026			$2,004,443
Net interest margin			1.81%			2.17%
Ratio of interest-earning assets to interest-bearing liabilities	123.03%			126.86%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,788,459	$188,201	4.86%	$7,705,680	$164,478	4.30%
Securities	1,588,767	21,897	2.77%	1,637,121	19,800	2.44%
Other interest-earning assets	383,989	11,815	6.19%	181,934	4,745	5.26%
Total interest-earning assets	9,761,215	221,913	4.57%	9,524,735	189,023	4.00%
Non-interest-earning assets	861,632			831,020
Total assets	$10,622,847			$10,355,755

Interest-bearing liabilities:
Interest-bearing demand	$1,973,569	$27,092	2.76%	$2,341,814	$14,503	1.25%
Money market accounts	1,227,857	17,093	2.80%	815,859	7,570	1.87%
Savings and club deposits	681,664	2,607	0.77%	850,711	693	0.16%
Certificates of deposit	2,531,145	51,452	4.09%	2,099,296	23,049	2.21%
Total interest-bearing deposits	6,414,235	98,244	3.08%	6,107,680	45,815	1.51%
FHLB advances	1,511,830	37,067	4.93%	1,311,640	30,298	4.66%
Notes payable	—	—	—%	30,261	599	3.99%
Junior subordinated debentures	7,020	322	9.22%	7,408	296	8.06%
Total borrowings	1,518,850	37,389	4.95%	1,349,309	31,193	4.66%
Total interest-bearing liabilities	7,933,085	$135,633	3.44%	7,456,989	$77,008	2.08%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,404,161			1,609,994
Other non-interest-bearing liabilities	248,514			217,933
Total liabilities	9,585,760			9,284,916
Total stockholders' equity	1,037,087			1,070,839
Total liabilities and stockholders' equity	$10,622,847			$10,355,755

Net interest income		$86,280			$112,015
Interest rate spread			1.13%			1.92%
Net interest-earning assets	$1,828,130			$2,067,746
Net interest margin			1.78%			2.37%
Ratio of interest-earning assets to interest-bearing liabilities	123.04%			127.73%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2024	March 31, 2024	December 31, 2024	September 30, 2023	June 30, 2023
Yield on interest-earning assets:
Loans	4.93%	4.79%	4.66%	4.47%	4.36%
Securities	2.89	2.65	2.58	2.37	2.33
Other interest-earning assets	6.30	6.06	5.64	5.91	6.08
Total interest-earning assets	4.64%	4.50%	4.39%	4.17%	4.07%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	3.14%	3.02%	2.76%	2.31%	1.90%
Total borrowings	4.92	4.98	4.96	4.70	4.72
Total interest-bearing liabilities	3.49%	3.38%	3.18%	2.70%	2.42%

Interest rate spread	1.15%	1.12%	1.21%	1.47%	1.65%
Net interest margin	1.81%	1.75%	1.85%	2.06%	2.17%

Ratio of interest-earning assets to interest-bearing liabilities	123.03%	123.06%	125.32%	127.46%	126.86%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	June 30, 2024	March 31, 2024	December 31, 2024	September 30, 2023	June 30, 2023
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.17%	(0.04)%	0.25%	0.36%	0.06%
Core return on average assets	0.20%	0.02%	0.38%	0.36%	0.46%
Return on average equity	1.77%	(0.45)%	2.31%	3.23%	0.61%
Core return on average equity	2.06%	0.18%	3.55%	3.24%	4.29%
Core return on average tangible equity	2.34%	0.20%	3.99%	3.64%	4.89%
Interest rate spread	1.15%	1.12%	1.21%	1.47%	1.65%
Net interest margin	1.81%	1.75%	1.85%	2.06%	2.17%
Non-interest income to average assets	0.35%	0.28%	0.42%	0.33%	(0.02)%
Non-interest expense to average assets	1.74%	1.74%	1.80%	1.67%	1.85%
Efficiency ratio	86.83%	91.96%	84.82%	75.12%	94.07%
Core efficiency ratio	85.34%	88.39%	76.93%	75.09%	81.01%
Average interest-earning assets to average interest-bearing liabilities	123.03%	123.06%	125.32%	127.46%	126.86%
Net charge-offs to average outstanding loans	0.03%	0.26%	0.01%	0.09%	0.03%

(1) Ratios are annualized when appropriate.

ASSET QUALITY DATA:
	June 30, 2024	March 31, 2024	December 31, 2024	September 30, 2023	June 30, 2023
	(Dollars in thousands)

Non-accrual loans	$25,281	$22,935	$12,618	$15,150	$11,091
90+ and still accruing	—	—	—	—	—
Non-performing loans	25,281	22,935	12,618	15,150	11,091
Real estate owned	1,974	—	—	—	—
Total non-performing assets	$27,255	$22,935	$12,618	$15,150	$11,091

Non-performing loans to total gross loans	0.33%	0.30%	0.16%	0.19%	0.14%
Non-performing assets to total assets	0.25%	0.22%	0.12%	0.15%	0.11%
Allowance for credit losses on loans ("ACL")	$57,062	$55,401	$55,096	$54,113	$53,456
ACL to total non-performing loans	225.71%	241.56%	436.65%	357.18%	481.98%
ACL to gross loans	0.73%	0.71%	0.70%	0.69%	0.69%

LOAN DATA:
	June 30, 2024	March 31, 2024	December 31, 2024	September 30, 2023	June 30, 2023
	(In thousands)
Real estate loans:
One-to-four family	$2,764,177	$2,778,932	$2,792,833	$2,791,939	$2,789,269
Multifamily	1,409,316	1,429,369	1,409,187	1,417,233	1,376,999
Commercial real estate	2,316,252	2,318,178	2,377,077	2,374,488	2,386,896
Construction	462,880	437,566	443,094	390,940	378,988
Commercial business loans	554,768	538,260	533,041	546,750	505,524
Consumer loans:
Home equity loans and advances	260,427	260,786	266,632	267,016	269,310
Other consumer loans	2,689	2,601	2,801	2,586	2,552
Total gross loans	7,770,509	7,765,692	7,824,665	7,790,952	7,709,538
Purchased credit deteriorated loans	12,150	14,945	15,089	15,228	16,107
Net deferred loan costs, fees and purchased premiums and discounts	36,352	34,992	34,783	34,360	34,791
Allowance for credit losses	(57,062)	(55,401)	(55,096)	(54,113)	(53,456)
Loans receivable, net	$7,761,949	$7,760,228	$7,819,441	$7,786,427	$7,706,980

CAPITAL RATIOS:
	June 30,	December 31,
	2024 (1)	2023
Company:
Total capital (to risk-weighted assets)	14.22%	14.08%
Tier 1 capital (to risk-weighted assets)	13.45%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.36%	13.23%
Tier 1 capital (to adjusted total assets)	9.94%	10.04%

Columbia Bank:
Total capital (to risk-weighted assets)	14.32%	14.02%
Tier 1 capital (to risk-weighted assets)	13.50%	13.22%
Common equity tier 1 capital (to risk-weighted assets)	13.50%	13.22%
Tier 1 capital (to adjusted total assets)	9.42%	9.48%

Freehold Bank:
Total capital (to risk-weighted assets)	23.84%	22.49%
Tier 1 capital (to risk-weighted assets)	23.14%	21.81%
Common equity tier 1 capital (to risk-weighted assets)	23.14%	21.81%
Tier 1 capital (to adjusted total assets)	16.02%	15.27%

(1) Estimated ratios at June 30, 2024

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2024	2023
	(Dollars in thousands)

Total stockholders' equity	$1,046,734	$1,040,335
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(10,039)	(11,155)
Total tangible stockholders' equity	$925,980	$918,465

Shares outstanding	104,755,270	104,918,905

Book value per share	$9.99	$9.92
Tangible book value per share	$8.84	$8.75

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)

Net income	$4,540	$1,664	$3,385	$20,387
Add: loss on securities transactions, net of tax	—	8,274	1,130	9,249
Add: FDIC special assessment, net of tax	97	—	490	—
Add: severance expense from reduction in workforce, net of tax	—	1,390	67	1,390
Add: merger-related expenses, net of tax	652	230	672	230
Add: litigation expenses, net of tax	—	181	—	262
Core net income	$5,289	$11,739	$5,744	$31,518

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Net income	$4,540	$1,664	$3,385	$20,387

Average assets	$10,681,011	$10,301,822	$10,622,847	$10,355,755

Return on average assets	0.17%	0.06%	0.06%	0.40%

Core net income	$5,289	$11,739	$5,744	$31,518

Core return on average assets	0.20%	0.46%	0.11%	0.61%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Total average stockholders' equity	$1,031,397	$1,086,330	$1,037,087	$1,070,839
Add: loss on securities transactions, net of tax	—	8,274	1,130	9,249
Add: FDIC special assessment, net of tax	97	—	490	—
Add: severance expense from reduction in workforce, net of tax	—	1,390	67	1,390
Add: merger-related expenses, net of tax	652	230	672	230
Add: litigation expenses, net of tax	—	181	—	262
Core average stockholders' equity	$1,032,146	$1,096,405	$1,039,446	$1,081,970

Return on average equity	1.77%	0.61%	0.66%	3.84%

Core return on core average equity	2.06%	4.29%	1.11%	5.87%

Return on Average Tangible Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Total average stockholders' equity	$1,031,397	$1,086,330	$1,037,087	$1,070,839
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(10,381)	(12,694)	(10,668)	(12,989)
Total average tangible stockholders' equity	$910,301	$962,921	$915,704	$947,135

Core return on average tangible equity	2.34%	4.89%	1.26%	6.71%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Net interest income	$44,080	$51,151	$86,280	$112,015
Non-interest income	9,180	(546)	16,632	7,528
Total income	$53,260	$50,605	$102,912	$119,543

Non-interest expense	$46,247	$47,606	$91,905	$91,508

Efficiency ratio	86.83%	94.07%	89.30%	76.55%

Non-interest income	$9,180	$(546)	$16,632	$7,528
Add: loss on securities transactions	—	9,552	1,256	10,847
Core non-interest income	$9,180	$9,006	$17,888	$18,375

Non-interest expense	$46,247	$47,606	$91,905	$91,508
Less: FDIC special assessment	(103)	—	(565)	—
Less: severance expense from reduction in workforce	—	1,605	(74)	1,605
Less: merger-related expenses	(692)	(266)	(714)	(266)
Less: litigation expenses	—	(209)	—	(317)
Core non-interest expense	$45,452	$48,736	$90,552	$92,530

Core efficiency ratio	85.34%	81.01%	86.93%	70.96%